UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2012

LendingClub Corporation

(Exact name of registrant as specified in its charter)

Delaware	333-177230	51-0605731
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

71 Stevenson St, Suite 300, San Francisco CA		94105
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 632-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 1, 2012, LendingClub Corporation (“LendingClub”) sold 2,500,000 shares of its Series E Preferred Stock, par value $0.01 per share (“Shares”) for aggregate gross proceeds to LendingClub of approximately $17.5 million (“Series E Financing”), pursuant to a Series E Preferred Stock Purchase Agreement dated June 1, 2012 (“Purchase Agreement”). LendingClub sold the Shares pursuant to an exemption from registration provided by Rule 506 of Regulation D promulgated under the Securities Act of 1933; all investors in the Series E Financing were “accredited investors” (as defined under Rule 501 of Regulation D) and LendingClub made no general solicitation for the sale of the Shares. The Shares are convertible into shares of LendingClub common stock, par value $0.01 per share, on a one-for-one basis, as adjusted from time to time pursuant to the anti-dilution provisions of the LendingClub certificate of incorporation.

In connection with the Series E Financing, LendingClub also entered into an Amended and Restated Investor Rights Agreement dated June 1, 2012 (“Rights Agreement”) pursuant to which the Company granted the Series E Financing investors customary registration rights, information rights and rights of first refusal to future issuances of LendingClub’s securities. LendingClub also entered into an Amended and Restated Voting Agreement dated June 1, 2012 (“Voting Agreement”) pursuant to which the investors and other stockholders of LendingClub agreed to vote their respective shares of LendingClub capital stock in agreed upon manners regarding the voting for members of the LendingClub Board of Directors and the approval of a sale of LendingClub. Finally, LendingClub, Renaud Laplanche and holders of shares of LendingClub preferred stock entered into an Amended and Restated Right of First Refusal and Co-Sale Agreement dated June 1, 2012 (“Co-Sale Agreement”) pursuant to which Mr. Laplanche, if he wishes to sell shares of LendingClub common stock to a third party, must first offer such shares to the Company and holders of preferred stock that are parties the Co-Sale Agreement, and in some circumstances, the preferred stockholders have the right to sell their shares of preferred stock to the third party. The Purchase Agreement, Rights Agreement, Voting Agreement and Co-Sale Agreement are filed as exhibits to this report.

Mr. John J. Mack a member of the LendingClub Board of Directors participated in the financing. Kleiner Perkins was the lead investor in the Series E Financing. Ms. Mary Meeker, an investment partner at Kleiner Perkins, was added to the Company’s Board of Directors in connection with the closing of the Series E Financing. No other investors participated in the Series E Financing.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in the first paragraph of Item 1.01 is hereby incorporated by reference. No underwriting discounts or commissions were paid in connection with the Series E Financing.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The information set forth in the last paragraph of Item 1.01 regarding Ms. Meekers appointment to the Companys Board of Directors is hereby incorporated by reference. Ms. Meeker is not currently expected to sit on any of the committees of the Board of Directors.

Item 8.01 Other Information.

In connection with its June 1, 2012 sale of Series E Preferred Stock, registrant restated its certificate of incorporation, to reflect the rights, preferences and privileges of the Series E Preferred Stock, increase the number of authorized shares of common stock, and decrease the authorized number of Series D Preferred Stock. The Restated Certificate of Incorporation, dated June 1, 2012, is filed as an exhibit to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Restated Certificate of Incorporation, dated June 1, 2012

99.1	Series E Preferred Stock Purchase Agreement, dated June 1, 2012

99.2	Amended and Restated Investor Rights Agreement, dated June 1, 2012

99.3	Amended and Restated Voting Agreement, dated June 1, 2012

99.4	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated June 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LendingClub Corporation

June 7, 2012	By:	/s/ Carrie Dolan
Carrie Dolan
Chief Financial Officer
(duly authorized officer)

Exhibit Index

Exhibit No.	Description

3.1	Restated Certificate of Incorporation

99.1	Series E Preferred Stock Purchase Agreement, dated June 1, 2012

99.2	Amended and Restated Investor Rights Agreement, dated June 1, 2012

99.3	Amended and Restated Voting Agreement, dated June 1, 2012

99.4	Amended and Restated Right of First Refusal and Co-Sale Agreement, dated June 1, 2012